EXHIBIT 99.3

CONSENT TO ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

You must consent to electronic delivery of shareholder documents via posting on this MindLoft web site with notice to your internet e-mail address in order to invest in MindLoft. Shareholder documents will be provided only by accessing MindLoft's web site. It is your sole responsibility to visit the Company's web site on a regular basis to get time-sensitive information. MindLoft, Crown Capital Advisors and all their affiliates are not liable for undelivered electronic communications.

You will be required to consent to this method of information delivery before any shares of MindLoft may be acquired, and if you liquidate your holdings and subsequently reinvest in the Company. You may inform us of your decision to revoke consent by sending notice of your decision to consent via first class U.S. mail to MindLoft.Com Incorporated, 326 Green acres Road,

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Suite A, Ft. Walton Beach, FL 32547. Upon receipt of your letter, we will send notice to you that we have received your revocation.

You will be able to print and download shareholder documents, which you may wish to do in case the web site may become temporarily unavailable to you for any reason. This process for delivery of Company documents is not infallible and you will be notified of alternative methods of delivery including the use of your intenet e-mail address.

The consent to receive shareholder documents electronically applies to all Company documents, including but not limited to, prospectuses, semi-annual and annual shareholder reports, transaction confirmations, periodic statements and proxy solicitations. We reserve the right, however, to send you paper documents. You may not limit the breadth your consent to electronic delivery to exclude certain documents. You may incur costs for on-line access and time in accessing shareholder documents.

Information transmitted over the internet, which may include personal information sent by you or to you, may not be entirely secure, and MindLoft, Crown Capital and all of their affiliates are not liable for misused information.

You hereby consent to the conditions outlined above concerning delivery of documents and redemption of shares. In addition, you represent that you have and will maintain internet access.

I hereby consent to receive delivery of future preliminary prospectuses and the final prospectus relating to the MindLoft exchange offer, in addition to any proxy statements, annual reports, quarterly reports and other filings under the Securities and Exchange Act of 1934, as amended, which you are required to deliver to me, by viewing or downloading such documents on or from your World Wide Web site. I understand that you will transmit an email message to me notifying me when you have posted any such document on your website, together with a hyperlink directly to documents or such filing. I acknowledge that I may incur costs from third parties in access such filings, such as online time.

[ ] I consent.
[ ] I do not consent.

For Prospectus Review:

Investors must represent that they have reviewed the most current version of MindLoft 's prospectus before the Company will permit an exchange of shares. PROSPECTUS & REPORTS

Please confirm that you have read the Company's prospectus:

[ ] I have reviewed the most current version of the prospectus.
[ ] I have not reviewed the most current version of the prospectus.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be exchanged nor may

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offers to exchange be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell, solicitation of an offer to buy nor shall there be any sale or these securities in any State in which such offer, solicitation, exchange or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

No offer to exchange the securities can be accepted until the registration statement has become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date. An indication of interest in response to this advertisement will involve no obligation or commitment of any kind.